CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Altus Power, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$850,915,995.00	.00015310	$130,275.24

Fees Previously Paid	—		—

Total Transaction Valuation			$130,275.24

Total Fees Due for Filing			$130,275.24

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$130,275.24

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of February 5, 2025, by and among Avenger Parent, Inc., Avenger Merger Sub, Inc., and Altus Power, Inc.

(i)	Title of each class of securities to which the transaction applies: Class A Common Stock, par value $0.01 per share (“Common Stock”), of Altus Power, Inc.

(ii)

Aggregate number of securities to which the transaction applies: As of the close of business on February 14, 2025, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 170,183,199 which consists of:

a.	159,999,752 shares of Class A Common Stock;

b.	796,950 shares of Class B Common Stock;

c.	5,201,593 shares of Common Stock underlying Company RSU Awards; and

d.	4,184,904 shares of Common Stock underlying Company PSU Awards.

(iii)

Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on February 14, 2025, the underlying value of the transaction was calculated as the sum of:

a.	the product of 159,999,752 shares of Class A Common Stock multiplied by the Merger Consideration of $5.00;

b.	the product of 796,950 shares of Class B Common Stock multiplied by the Merger Consideration of $5.00;

c.	the product of 5,201,593 shares of Class A Common Stock subject to issuance pursuant to outstanding Company RSU Awards multiplied by the Merger Consideration of $5.00;

d.	the product of 4,184,904 shares of Class A Common Stock subject to issuance pursuant to outstanding Company PSU Awards multiplied by the Merger Consideration of $5.00.

(such sum, the “Total Consideration”)

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by .00015310.